UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Cadence Financial Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 10, 2009

Dear Fellow Shareholders:

We cordially invite you to attend the 2009 annual meeting of shareholders of Cadence Financial Corporation. The annual meeting will be held beginning at 10:00 a.m., local time, on Tuesday, May 12, 2009, at Cadence Bank, Columbus Banking Center, 803 Main Street, Columbus, Mississippi. The formal notice of the annual meeting appears on the next page.

The annual meeting has been called for the following purposes: (1) to elect fourteen directors of Cadence Financial Corporation to serve until the 2010 annual meeting of shareholders or their successors are elected and qualified; (2) to ratify the appointment of T. E. Lott & Company, as independent registered public accounting firm of Cadence Financial Corporation; (3) to consider and approve a non-binding advisory shareholder proposal on executive compensation; and (4) to transact such other business as may properly come before the annual meeting or any adjournment thereof.

We hope that you will be able to attend the annual meeting. Whether or not you plan to attend, please submit a proxy by mail, telephone or the Internet. You may submit a proxy by mail by completing, signing and dating the enclosed proxy card and returning it promptly in the enclosed envelope. You may also submit a proxy by telephone or via the Internet, should you prefer. Your board of directors recommends a vote “FOR” the election of the persons named in proxy statement as nominees for director, the ratification of T.E. Lott & Company as our independent registered public accounting firm and the approval of a non-binding advisory shareholder proposal on executive compensation, in each case as set forth in the proxy statement.

We are gratified by your continued interest in Cadence Financial Corporation and are pleased that so many of you have voted your shares in the past. We look forward to seeing you at the annual meeting.

Sincerely yours,

Lewis F. Mallory, Jr.

Chairman of the Board and

Chief Executive Officer

CADENCE FINANCIAL CORPORATION

301 East Main Street

Starkville, Mississippi 39759

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 12, 2009

Notice is hereby given that the annual meeting of shareholders of Cadence Financial Corporation will be held beginning at 10:00 a.m., local time, on Tuesday, May 12, 2009, at Cadence Bank, Columbus Banking Center, 803 Main Street, Columbus, Mississippi. The annual meeting has been called for the following purposes:

•	to elect 14 directors of Cadence Financial Corporation to serve until the 2010 annual meeting or until their successors are duly elected and qualified;

•	to ratify the appointment of T.E. Lott & Company, as independent registered public accounting firm of Cadence Financial Corporation;

•	to consider and approve a non-binding advisory shareholder proposal on executive compensation; and

•	to transact such other business as may properly come before the annual meeting or any adjournment thereof.

The board of directors has fixed the close of business on Wednesday, April 1, 2009 as the record date for the determination of the shareholders entitled to notice of, and to vote at, the annual meeting.

Your vote is important. Regardless of whether or not you plan to attend the meeting, please submit a proxy by mail, telephone or the Internet. You may submit a proxy by mail by completing, signing and dating the enclosed proxy card and returning it in the envelope provided as promptly as possible. You may also submit a proxy by telephone or via the Internet by following the instructions attached to the proxy card. You may revoke your proxy at any time before it is voted at the annual meeting by sending in a replacement proxy or by voting in person at the meeting.

By Order of the Board of Directors,

Richard T. Haston

Secretary

April 10, 2009

CADENCE FINANCIAL CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD TUESDAY, MAY 12, 2009

Introduction

This proxy statement is furnished to the shareholders of Cadence Financial Corporation in connection with the solicitation of proxies on behalf of our board of directors for use at the 2009 annual meeting of shareholders to be held at 10:00 a.m., local time, on Tuesday, May 12, 2009, at Cadence Bank, Columbus Banking Center, 803 Main Street, Columbus, Mississippi. Our telephone number is (662) 323-1341.

This proxy statement, the accompanying proxy card and the notice of annual meeting are first being distributed to shareholders on or about April 10, 2009.

At the meeting, shareholders will have the opportunity to consider and vote:

•	to elect 14 directors of Cadence Financial Corporation to serve until the 2010 annual meeting;

•	to ratify the appointment of T. E. Lott & Company, as our independent registered public accounting firm;

•	to consider and approve a non-binding advisory shareholder proposal on executive compensation; and

•	to transact such other business as may properly come before the annual meeting or any adjournments thereof.

The board of directors has fixed the close of business on Wednesday, April 1, 2009 as the record date for the annual meeting. Only shareholders of record at the close of business on that date are entitled to notice of, and to vote at, the annual meeting. As of April 1, 2009, there were 11,914,814 shares of our common stock outstanding and 44,000 shares of our Series A preferred stock outstanding. The deadline for proxies to be received is 11:59 p.m., eastern daylight time, on Monday, May 11, 2009.

If you have not already done so, please complete, date and sign the accompanying proxy card and return it promptly in the enclosed, postage-paid envelope. You may also vote by telephone or via the Internet. Please see the instructions attached to the proxy card.

Solicitation and Revocation of Proxies

We are soliciting your shareholder proxy. We intend to solicit proxies by mail, but we may also use telephonic and other electronic means of solicitation. As part of its solicitation, we encourage our directors, officers and employees to solicit shareholder proxies. However, we do not engage any of our directors, officers or employees specifically to solicit proxies and pay no additional compensation for solicitation. Our stock transfer agent, Registrar and Transfer Company, will assist in the solicitation of proxies from brokers and nominees of shareholders.

If a properly signed and dated proxy card is returned with voting instructions in time, the shares represented by the proxy will be voted in accordance with those instructions. If a properly signed and dated proxy card is returned without instructions, the shares represented by that card will be voted “FOR” the election of the nominees for director named herein, for the ratification of T.E. Lott & Company as our independence registered public accounting firm and for the approval of a non-binding advisory shareholder proposal on executive compensation, in each case as set forth herein, as recommended by our board of directors. Your proxy also gives the discretionary authority to vote your shares on any other matter that is properly presented at the annual meeting. The board of directors is not aware of any other matter to be presented at the meeting other than those specifically discussed in this proxy.

If you have delivered a proxy for the annual meeting, you may revoke it at any time before it is voted by attending the meeting and voting in person, giving written notice revoking your proxy to the corporate secretary prior to the date of the annual meeting, or by submitting a new proxy before the meeting.

We will bear the total cost of soliciting proxies from our shareholders. We estimate Registrar and Transfer Company’s fees for broker and shareholder nominee solicitation will not exceed $25,000, plus out-of-pocket costs and expenses. We will also reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation material to such beneficial owners. We will make a list of all shareholders as of the record date available at the annual meeting.

Internet Availability of Proxy Materials

Pursuant to new rules promulgated by the Securities and Exchange Commission (the “SEC”), we are providing access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This proxy statement and a copy of our Annual Report are available on the home page of our web site at www.cadencebanking.com. Additionally, and in accordance with new SEC rules, we maintain the proxy materials on our web site in a manner that will not infringe on your anonymity if you access them.

Quorum

A majority of the votes entitled to be cast at the annual meeting constitutes a quorum. A share, once represented for any purpose at the annual meeting, is deemed present for purposes of determining a quorum for the remainder of the annual meeting. This is true even if the shareholder abstains from voting with respect to any matter brought before the annual meeting.

Each share of our common stock outstanding on April 1, 2009 entitles its holder to one vote on any proposal that may properly come before the annual meeting.

As of April 1, 2009, our directors and executive officers beneficially owned a total of 1,324,628 shares, or approximately 11.1% of the outstanding shares of our common stock. These individuals have indicated that they will vote for each of the individuals nominated for director by the board of directors and listed herein, for the ratification of T.E. Lott & Company as our independent registered public accounting firm and for the approval of a non-binding advisory shareholder proposal on executive compensation, in each case as set forth herein.

Brokers and other nominee holders do not have the power to vote shares held by them in the election of directors or any other proposals unless the beneficial owner of the shares directs them to vote on such matters. Broker non-votes will not be counted as votes cast for purposes of determining the total number of votes cast on any proposal or particular item that comes before the annual meeting, and as such will have no effect on any proposal.

PROPOSAL 1: ELECTION OF DIRECTORS

(Item 1 on the Proxy Card)

At the annual meeting, shareholders will elect 14 directors, who will serve until the 2010 annual meeting of shareholders or their successors are elected and qualified. Our board of directors has nominated the 14 persons listed on the proxy card, each of whom is currently a director.

Voting

Shareholders may vote “for,” “against” or abstain from voting for each nominee. Directors shall be elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. If a shareholder returns a properly signed and dated proxy card, but does not indicate a vote or abstention for one or more nominees on the card, the proxy holders will vote all shares represented by proxy “FOR” the nominee or nominees. Otherwise, the signed proxy card will be voted as indicated on the card.

Although we do not have such an expectation, if one or more of the nominees becomes unwilling or unable to serve as a director prior to the annual meeting, the board of directors will name a replacement candidate or candidates. The proxy holders will vote “FOR” the replacement candidate or candidates. The proxy includes this discretionary authority.

Nominees

The following table provides information about the 14 nominees. Unless otherwise indicated, each nominee has engaged in the principal occupation listed for at least five years.

Name	Age	Director Since	Principal Occupation

Mark A. Abernathy (1)(6)(7)	52	1994	President and Chief Operating Officer, Cadence Financial Corporation and Cadence Bank, N. A.

David C. Byars (2)(7)	55	1998	President, Byars Furniture and David Byars Properties

Robert S. Caldwell, Jr. (2)(6)	67	1999	President, Caldwell Furniture & Properties and Brownwell Realty

Robert L. Calvert, III (1)(3)(4)(5)	69	1999	President, Calvert Spalding Engineers, Inc.

Robert A. Cunningham (1)(2)(4)(5)(6)	63	1990	Managing Partner, Valley Farm, a farming, timber and gravel business

J. Nutie Dowdle (1)(3)(4)(5)	65	1990	Chairman of the Board of Dowdle Enterprises

James C. Galloway, Jr. (1)(5)	56	1997	President, Galloway-Chandler-McKinney Insurance Agency, Inc.

James D. Graham (2)(3)(7)	59	2001	President, Grayco, Inc., a commercial real estate company

Name	Age	Director Since	Principal Occupation

Clifton S. Hunt (1)	51	2005	President, Standard Construction Company, Inc.

Dan R. Lee (2)(3)	61	2004	Chairman, President and CEO, Microtek Medical Holdings, Inc. until November 2007; Senior Vice President, Ecolab, Inc. and Microtek Medical Holdings, Inc., November 2007 to present

Lewis F. Mallory, Jr. (1)(5)(6)(7)	66	1969	Chairman and Chief Executive Officer, Cadence Financial Corporation and Cadence Bank, N. A.

Allen B. Puckett, III (1)(3)(4)(5)	58	1987	President and Chief Executive Officer, Columbus Brick Corporation

Sammy J. Smith (6)(7)(8)	69	1977	President, Smith & Byars Men’s Clothing

H. Stokes Smith (2)(3)(7)(8)	72	1999	National Sales Manager, The Westmount Corporation until 2006, Retired, 2006 – present

(1)	Member of Executive Committee

(2)	Member of Audit Committee

(3)	Member of Compensation Committee

(4)	Member of Nominating and Corporate Governance Committee

(5)	Member of Capital Planning Committee

(6)	Member of Compliance Committee

(7)	Member of Trust Investment Committee

(8)	Mr. Sammy J. Smith and Mr. H. Stokes Smith are brothers

CORPORATE GOVERNANCE

Meetings of the Board and Committees

Board of Directors. In 2008, our board of directors held 11 regular and five special meetings. Each of our directors attended at least 75% of the regular and special meetings of the board of directors and of the committees of the board of directors on which the director served except for Allen B. Puckett, III, who attended 67% of the board and applicable committee meetings. Mr. Puckett was not able to attend the missed meetings due to business commitments that he had to attend. Mr. Puckett informed the Chairman of the Board and the chairmen of each of the committees of the Board in advance of missing the meetings. The directors discharge their responsibilities throughout the year, not only at such board of directors and committee meetings, but through personal meetings and other communications with members of management and others regarding matters of interest and concern to us.

Our directors are encouraged to attend the annual meeting of shareholders if their schedules permit, but we do not otherwise have a policy regarding such attendance. All directors were present at the annual meeting of the shareholders held in 2008, except Clifton S. Hunt and Allen B. Puckett, III.

Committees. The board of directors has established various standing committees, including the executive committee, the audit committee, the nominating and corporate governance committee, the capital planning committee, the compliance committee, the compensation committee and the trust investment committee. These committees generally meet monthly or quarterly and hold special meetings when a need arises. During 2008, the executive committee met 12 times, the audit committee met five times, the nominating and corporate governance committee met one time, the capital planning committee met one time, the corporate compliance committee met four times, the compensation committee met three times, and the trust investment committee met four times. There currently are no other standing executive or other committees of the board of directors performing similar functions. The board of directors has determined that each of David C. Byars, Robert S. Caldwell, Jr., Robert L. Calvert, III, Robert A. Cunningham, J. Nutie Dowdle, James D. Graham, Clifton S. Hunt, Dan R. Lee, Allen B. Puckett, III, Sammy J. Smith and H. Stokes Smith satisfies the definition of an “independent” director pursuant to Rule 4200 of the rules of the NASDAQ Stock Market and the rules and regulations of the Securities and Exchange Commission (“SEC”).

Audit Committee. For the year ended December 31, 2008, the members of the audit committee were Robert A. Cunningham, David Byars, Robert S. Caldwell, Jr., James D. Graham, Dan R. Lee and H. Stokes Smith. The audit committee acts on behalf of the board of directors in reviewing our financial statements and overseeing the relationship between us and our independent auditor. In addition to monitoring the scope and results of audit and non-audit services rendered by the independent auditor, the committee reviews the adequacy of internal controls, internal auditing and the results of examinations made by supervisory authorities. A more complete description of the audit committee’s functions is provided in its charter which is available on our website in the “Corporate Governance” section under “Investor Relations” at www.cadencebanking.com. The board of directors has determined that Dan R. Lee qualifies as an “audit committee financial expert” within the meaning of the rules and regulations of the SEC.

See “Audit Committee Report” for more of a description of the functions performed by the audit committee.

Compensation Committee. For the year ended December 31, 2008, the members of the compensation committee were J. Nutie Dowdle, Robert L. Calvert, III, James D. Graham, Dan R. Lee, Allen B. Puckett, III and H. Stokes Smith. The compensation committee has the responsibility to make recommendations to the board of directors regarding the compensation and benefits of our executive officers and directors and the establishment and administration of our executive compensation program. A more complete description of the compensation committee’s functions is provided in its charter, a copy of which is available on our website in the “Corporate Governance” section under “Investor Relations” at www.cadencebanking.com. See “Compensation Committee Report” for more of a description of the functions performed by the compensation committee.

Nominating and Corporate Governance Committee. For the year ended December 31, 2008, the members of the nominating and corporate governance committee were Robert L. Calvert, III, Robert A. Cunningham, J. Nutie Dowdle, and Allen B. Puckett, III. The nominating and corporate governance committee is responsible for the director nomination process (including evaluating and recommending director nominees and director committee appointments), development and recommendation of a set of corporate governance principles applicable to us, and addressing other corporate governance issues for the board of directors.

The committee believes that the board of directors should be comprised of directors with varied and complementary backgrounds, and that directors should, at a minimum, have expertise that may be useful to us. Directors should also possess the highest personal and professional ethics and should be willing and able to devote the required amount of time to our business. In accordance with its charter, the committee has established the criteria for board of directors membership, which include knowledge of the banking industry; experience in the management or leadership of a substantial private business enterprise, educational, religious or not-for-profit organization; relationships with customers and potential customers; service on other public company boards; the candidate’s age at the time of election; such other professional experience that the committee determines to qualify an individual for board of directors service; and, for continuing directors, an affirmative commitment every three years of a continued desire to serve on the board. In addition, the committee makes every effort to ensure that the board of directors and its committees include at least the minimum number of required independent directors, as that term is defined by applicable rules of the NASDAQ Stock Market and rules and regulations of the SEC. In determining whether a director should be retained and stand for re-election, the committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the board of directors.

Our bylaws provide that a director must be one of our shareholders, and may not be under the age of 21 or over 75 years of age at the time of the shareholders’ meeting at which he or she is elected. The board of directors has established a maximum retirement age of 75 and requires directors to retire from the board in the month they reach age 75, such resignation to be effective immediately prior to the next annual meeting of shareholders following such director’s 75th birthday. In addition, directors may not serve as attorney for any other financial institution or bank or savings and loan holding company, and may not be a member of the board of directors of any other financial institution or bank or savings and loan holding company if such service is prohibited by laws or regulations applicable to depository institutions.

The committee identifies and reviews candidates for director and conducts the appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates. The committee may identify director candidates from submissions by committee members or our employees or agents working for the committee. It is also the committee’s policy to review any director candidates submitted by shareholders. The committee has also established procedures for consideration of any candidate for director submitted by shareholders, as follows:

•

Timely submission of the name of the director candidate, together with appropriate biographical information and a signed representation by the candidate to timely provide all information requested by us as part of its disclosures in regard to the solicitation of proxies for the election of directors, should be submitted to our secretary at our principal executive offices at 301 East Main Street, Starkville, Mississippi 39759.

•

The deadline for submission of the director candidate is no later than 90 days prior to the month and day that the proxy materials regarding the last election of our directors were mailed to shareholders.

•

The biographical information submitted must include the candidate’s full name, age and date of birth, educational background, a list of business experience and positions held for the preceding five years, and home and office addresses and telephone numbers.

•	The name of each such candidate for director must be placed in nomination at the annual meeting by a shareholder present in person, and the candidate must be present in person at such meeting.

A more complete description of the committee’s functions is provided in its charter and procedures, copies of which are available on our website in the “Corporate Governance” section under “Investor Relations” at www.cadencebanking.com. You should also see “Proposals of Shareholders” for a discussion of the provision of our bylaws applicable to shareholder nominations.

Communicating with the Board

Stockholders who wish to communicate to the Board should do so in writing to the following address:

[Name of Director(s) or Board of Directors]

Cadence Financial Corporation

Attn: Investor Relations

301 East Main Street

Starkville, Mississippi 39759

All such communications are logged and those not deemed frivolous, threatening or otherwise inappropriate are forwarded to the Chair of the Nominating and Corporate Governance Committee for distribution.

Paper Copies of Charters

Any shareholder desiring a paper copy of any of these charters may obtain the copy by making a written request to our secretary at our principal executive offices at 301 East Main Street, Starkville, Mississippi 39759, Attention: Corporate Secretary.

Code of Ethics

We have adopted a Code of Ethics for directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer, controller and persons performing similar functions. A copy of this Code of Ethics is filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC on March 14, 2006, and is available on our website in the “Corporate Governance” section under “Investor Relations” at www.cadencebanking.com. Any substantive amendments to this Code of Ethics or any waivers granted for any director and our principal executive officer, principal financial officer, principal accounting officer, controller and persons performing similar functions will be disclosed in a Current Report on Form 8-K filed with the SEC.

Compensation of Directors

During 2008, each of our non-employee directors received a $14,400 retainer, $1,000 for each meeting of the executive committee attended and $900 for each meeting attended of all other committees of the board of directors of which he was a member. The amount of the non-employee director retainer has not been increased since 2004. The outside lead director, as well as the committee chairmen for the audit, compensation and nominating and corporate governance committees, received additional retainers of $4,000 and the committee chairman of the compliance committee received an additional retainer of $2,000. With the exception of Mr. James C. Galloway, Jr., directors who are also our employees are not compensated for serving on the board of directors or any of its constituent committees. Mr. Galloway, President of Galloway-Chandler-McKinney Insurance Agency, Inc., a wholly owned subsidiary of Cadence Bank, N. A., received the same compensation as outside directors.

The following table sets forth a summary of the compensation that we paid to our directors in 2008:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
(a)	(b)	(c)	(d)	(e)		(f)		(g)		(h)
David C. Byars	$25,900	$	$	$		$		$		$25,900
Robert S. Caldwell, Jr.	$31,400	$	$	$		$		$		$31,400
Robert L. Calvert, Jr.	$28,500	$	$	$		$		$		$28,500
Robert A. Cunningham	$41,600	$	$	$		$		$		$41,600
J. Nutie Dowdle	$30,900	$	$	$		$		$		$30,900
James C. Galloway, Jr.	$28,400	$	$	$20,929	(1)	$48,819	(1)	$468,761	(1)	$566,909
James D. Graham	$26,000	$	$	$		$		$		$26,000
Clifton S. Hunt	$25,800	$	$	$		$		$		$25,800
Dan R. Lee	$20,800	$	$	$		$		$		$20,800
Allen B. Puckett, III	$32,900	$	$	$		$		$		$32,900
H. Stokes Smith	$26,200	$	$	$		$		$		$26,200
Sammy J. Smith	$22,200	$	$	$		$		$		$22,200

(1)

The amounts paid to James C. Galloway, Jr., result from Mr. Galloway serving as President of Galloway-Chandler-McKinney Insurance Agency, Inc., a wholly-owned subsidiary of Cadence Bank, N.A., The components of column (g), “All Other Compensation,” are as follows:

Base salary	$58,000
Commission on insurance sales	$392,054
Company matching contribution to 401(k) plan	$13,639
Premiums on supplemental life insurance	$5,068

Mr. Galloway’s perquisites were valued at less than $10,000, and as such, no further detail is provided.

Presiding Director

As indicated above, the non-management directors meet in executive session at least annually. The non-management directors selected Allen B. Puckett, III to preside over such meetings during 2008. The “Investor Relations” section of our website contains information on the manner in which Mr. Puckett may be contacted by shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES.

PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITORS FOR YEAR ENDED DECEMBER 31, 2009

(Item 2 on the Proxy Card)

T. E. Lott & Company, a U.S. based accounting firm, has been our independent auditors since 1974. The audit committee, in its capacity as a committee of the board, has appointed T. E. Lott & Company to audit our financial statements for the fiscal year ending December 31, 2009. Representatives of T. E. Lott & Company plan to attend the Annual Meeting and will be available to answer appropriate questions from shareholders. These representatives will be able to make a statement at the meeting if they wish, although we do not expect them to do so.

Shareholder ratification of the appointment of T. E. Lott & Company is not required by the rules of NASDAQ or the SEC or by our bylaws. However, our board is submitting the appointment of T. E. Lott & Company to you for ratification as a matter of good corporate practice. If our shareholders fail to ratify the appointment, our audit committee will review its future selection of our independent auditors. Even if the appointment of T. E. Lott & Company is ratified, the audit committee may change to a different independent registered public accounting firm if it determines a change may be in the best interest of us and our shareholders

Voting

The ratification of T. E. Lott & Company as our independent auditors for the year ended December 31, 2009 requires the affirmative vote of the holders of a majority of the shares represented at the meeting, in person or by proxy, and entitled to vote. For the ratification of our independent auditors, you may vote “FOR” or “AGAINST” or abstain from voting. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have the effect of a negative vote. If you hold your shares through a broker, bank, trustee or other nominee and you do not instruct them how to vote on this proposal, your broker may have authority to vote your shares. Broker non-votes will have no effect on the approval of this proposal.

Independent Public Accountant Fees

In the years ended December 31, 2008 and 2007, T.E. Lott & Company provided services in the following categories and amounts:

•

Audit Fees – Aggregate fees for professional services rendered by T. E. Lott & Company in connection with the integrated audit of our consolidated financial statements and internal controls over financial reporting, for reviews of the financial information in our quarterly reports on Form 10-Q, annual reports on Form 10-K and consents and comfort letter included in filings with the SEC were approximately $307,918 in 2008 and $257,560 in 2007.

•

Audit Related Fees – Aggregate fees for services rendered by T. E. Lott & Company for audit related services, which included employee benefit plan audits, regulatory examinations, acquisition consultations, regulatory filings, and consultations concerning accounting and financial reporting standards were approximately $64,162 in 2008 and $45,271 in 2007.

•

Tax Fees – Aggregate fees for services rendered by T. E. Lott & Company for preparation of income and other tax returns, tax advice and tax planning were approximately $48,086 in 2008 and $39,874 in 2007.

•	All Other Fees – There were no other fees for services provided by T. E. Lott & Company other than those set forth above.

All of the services listed above were pre-approved by the audit committee. The committee has considered the compatibility of the performance of these non-audit services with maintaining T. E. Lott & Company’s independence.

In connection with the engagement of the independent auditor, the audit committee’s pre-approval process of specific services and fees includes a review of specific services to be performed based on the four categories of services outlined above, a review of fees incurred for such services in the past, a review of expected fees to be incurred, a comparison of fees for similar services, and the establishment of pre-approval limits. The term of any pre-approval is twelve months from the date of the pre-approval, unless the audit committee specifically provides for a more definitive period. The audit committee must separately approve fees for any services that will exceed the pre-approval limits. During the year, circumstances may also arise when it becomes necessary to engage the independent auditor for additional services not contemplated by the original pre-approval engagement. In those instances, the audit committee requires separate pre-approval before engaging the independent auditor for such services. In this regard, the audit committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the audit committee at its next meeting. The audit committee may not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The audit committee’s policy is to pre-approve all auditing services and non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the audit committee prior to the completion of the audit. Alternatively, the engagement of the independent auditor may be entered into pursuant to pre-approval policies and procedures established by the audit committee, provided that the policies and procedures are detailed as to the particular services and the audit committee is informed of each service. The audit committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full audit committee at its next scheduled meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF T. E. LOTT & COMPANY AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2009.

PROPOSAL 3: APPROVAL OF NON-BINDING ADVISORY SHAREHOLDER PROPOSAL ON EXECUTIVE COMPENSATION

(Item 3 on the Proxy Card)

General

The American Recovery and Reinvestment Act of 2009 (“ARRA”) requires that, during the period in which any obligation arising from the financial assistance provided under the capital purchase program (the “CPP”) of the Troubled Assets Relief Program of the Emergency Economic Stabilization Act of 2008 remains outstanding, recipients of such assistance shall permit a separate shareholder vote to approve the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the SEC. This provision is applicable to us due to out participation in the CPP in January 2009 by selling $44 million of our Series A preferred stock and common stock purchase warrants to the Treasury. Such shareholder approval is not binding on the board of directors of a CPP recipient, and is not to be construed as overruling a decision by such board, nor creating or implying any additional fiduciary duty by such board. Shareholder approval as required under the ARRA shall not be construed to restrict or limit the ability of shareholders to make proposals for the inclusion in proxy materials relating to executive compensation.

Accordingly, we have included this advisory proposal to approve the compensation of executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC included at pages 15 through 37 of this proxy statement. We encourage you to closely review our Compensation Discussion and Analysis (which includes a discussion of our policies and other factors, such as financial and regulatory constraints, which affect our decisions or those of our compensation committee) and the tabular disclosures which follows it.

In this proxy statement, we are generally required to disclose information for our five most highly compensated executive officers for the past three years, and as such, most of our tabular disclosure is backwards-looking. Mr. Williams resigned as our Vice President and Treasurer effective July 21, 2008, so compensation information for him is only presented through such date. When possible, we have discussed our plans for changes to compensation practices for the current year and beyond. However, the AARA and other recent legislation and new regulations will greatly affect our compensation practices going forward. We discuss these in the Compensation Discussion and Analysis Section under the caption “Effect of Treasury Legislation on Compensation” on pages 15 to 18 of this proxy statement. These laws apply to us because of our participation in the CPP in January 2009. Unfortunately, key details of these new laws will be determined only after the U.S. Treasury and the SEC issue new regulations. As a result, we cannot reliably predict what changes we will be required to make to our compensation programs. In the Compensation Discussion & Analysis section, we have attempted to discuss these as best we could. We will fully comply with all applicable requirements as soon as the details of such requirements are known by us.

Voting

We believe our compensation policies and procedures are competitive, are focused on pay for performance principles, are strongly aligned within the long-term interests of the shareholders and are critical to attract and retain key executives necessary for growth. The resolution described above gives you as a shareholder the opportunity to endorse or not endorse the compensation we pay to our normal executive officers by voting to approve or not approve such compensation as described in this proxy. Accordingly, for the approval of executive compensation as set forth herein, you may vote “FOR” or “AGAINST” or abstain from voting. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have the effect of a negative vote. If you hold your shares through a broker, bank, trustee or other nominee and you do not instruct them how to vote on this proposal, your broker may not have authority to vote your shares. Broker non-votes will have no effect on the approval of this proposal.

Please note that under the ARRA, your vote is advisory and not binding on our board of directors. However, the compensation committee will take into account the outcome of the vote when considering future executive compensation decisions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF EXECUTIVE COMPENSATION SET FORTH HEREIN IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE COMPENSATION TABLES AND THE RELATED MATERIALS IN THIS PROXY STATEMENT.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Objectives

The primary objectives of our executive compensation program are to align management’s incentives with the long-term interests of us and our shareholders and to attract and retain key executives necessary for growth. The compensation committee has the responsibility to make recommendations to the board of directors regarding the compensation and benefits of our executive officers and directors and the establishment and administration of our executive compensation program.

Compensation Processes

Each year, the committee reviews the current compensation practices of financial institutions of similar asset size. Also, the committee obtains information about comparable compensation practices from Watson Wyatt, an independent national compensation-consulting firm. Watson Wyatt has been engaged in the past, including for 2008, by both us and our compensation committee. The compensation committee requested Watson Wyatt to provide a competitive market survey of our top five executive officer positions, and we have engaged Watson Wyatt to provide general consulting services on compensation benchmarking and merit matrix for all other employee positions. Watson Wyatt conducts a benchmark study to assess base salary levels and total cash compensation levels. A detailed description of the benchmarking process is contained below under “Elements of Compensation.”

The chief executive officer and the human resources director make recommendations to the compensation committee on all employee positions based on the report from Watson Wyatt. Additionally, the compensation committee reviews the market assessment prepared by Watson Wyatt relating to our top executive officer positions. The chief executive officer and human resources director review their recommendations with the compensation committee and generally respond to any questions from the committee. The compensation committee then meets without any of our officers or other employees present to discuss and vote on executive and other employee compensation. The compensation committee determined that no increases in compensation would be granted for 2009; therefore, Watson Wyatt was not engaged for the 2009 market survey, although they may be used for consultation during the year. In addition, at the request of Messrs. Mallory and Abernathy, the compensation committee reduced their base salaries effective April 1, 2009 by 10%.

Effect of Treasury Legislation on Compensation

Emergency Economic Stabilization Act of 2008 and Related Treasury Guidelines

On October 14, 2008, the U.S. Department of Treasury (“Treasury”) announced a capital purchase program (the “CPP”) under the Troubled Assets Relief Program of the Emergency Economic Stabilization Act of 2008 (“EESA”). Pursuant to the CPP, Treasury would make preferred stock investments in participating financial institutions. We participated in the CPP in January 2009 by selling $44 million of our Series A preferred stock and common stock purchase warrants to the Treasury. As a result, we became subject to certain executive compensation requirements under

EESA, related Treasury regulations, and the contract pursuant to which we sold such preferred stock. Those requirements apply to what Treasury refers to as our Senior Executive Officers, or SEOs, which are the same officers who are our named executive officers identified in this proxy statement. Those EESA requirements:

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Prohibition on Compensation that Provides an Incentive to Take Unnecessary and Excessive Risks. Prohibit us from providing incentive compensation arrangements that encourage our SEOs to take unnecessary and excessive risks that threaten the value of the financial institution.

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Risk Review. Require the compensation committee to review SEO incentive compensation arrangements with our senior risk officers to ensure that SEOs are not encouraged to take such risks. Also require the compensation committee to meet at least annually with our senior risk officers to discuss and review the relationship between our risk management policies and practices and the SEO incentive compensation arrangements. The compensation committee has performed this review, and its conclusions are included in its report herein. The Committee concluded that it has reviewed with our senior risk officer, the senior executive officer incentive compensation arrangements and has made reasonable efforts to ensure that such arrangements do not encourage any SEO to take unnecessary or excessive risk that threatens our value.

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Clawback. Require us to recover any bonus or incentive compensation paid to an SEO where the payment is later found to have been based on statements of earnings, gains, or other criteria which prove to be materially inaccurate.

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Golden Parachutes. Limit the amounts that can be paid under change in control and similar agreements which provide payments upon separation of service. Also amended Section 280G of the Internal Revenue Code by expanding the definition of a parachute payment to include certain severance payments paid by reason of an involuntary termination or in connection with bankruptcy, liquidation or receivership of the employer.

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Limit on Tax Deduction. Limit our tax deduction for compensation paid to any SEO to $500,000 annually. Section 162(m) (5) of the Internal Revenue Code was amended to impose a $500,000 deduction limit. In addition, the amendment also includes certain performance based compensation paid under shareholder approved plans which previously did not count toward such deduction limit.

American Reinvestment and Recovery Act of 2009

On February 17, 2009, the American Reinvestment and Recovery Act of 2009 (“ARRA”) was signed into law. ARRA contains expansive restrictions on executive compensation for financial institutions and other companies participating in the CPP, including amending the executive compensation and corporate governance provisions of EESA. At this time, it is not clear how these restrictions will be treated as related to the EESA and the related Treasury regulations and guidelines. To the extent that we do not already comply with the new requirements of ARRA, we will do so promptly after Treasury publishes the regulations contemplated thereby.

Some key features of the new executive compensation restrictions in ARRA include:

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Prohibits bonus and similar payments to top employees. Prohibits the payment of any “bonus, retention award, or incentive compensation” to the five most highly-compensated employees (or such higher number as the Treasury may determine) for as long as any CPP-related obligations are outstanding. The prohibition does not apply to bonuses payable pursuant to “employment agreements” in effect prior to February 11, 2009. Does not explain how to identify the most highly-compensated employees and does not define “incentive compensation.”

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Limited amount of restricted stock excluded from bonus prohibition. “Long-term” restricted stock is excluded from ARRA’s bonus prohibition, but only to the extent the value of the stock does not exceed one-third of the total amount of annual compensation of the employee receiving the stock, the stock does not “fully vest” until after all CPP-related obligations have been satisfied, and any other conditions which the Treasury may specify have been met. Treasury guidelines also exempt an unlimited amount of restricted stock from the $500,000 annual compensation cap described above. Neither ARRA nor Treasury guidelines explain how to value various items, such as equity compensation, indirect compensation such as benefits and taxes, when assessing this limit.

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Shareholder “say-on-pay” vote required. Requires every company receiving CPP assistance to permit a non-binding shareholder vote to approve the compensation of executives as disclosed in the company’s proxy statement. Although it is not clear when this obligation takes effect, we have included such a proposal as Proposal Three in this proxy statement.

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Stricter restrictions on “golden parachute” payments. Prohibits payment to a senior executive officer or any of the next five most highly-compensated employees upon termination of employment for any reason for as long as any CPP-related obligations remain outstanding, other than payments for services already performed or benefits already accrued.

•	Broader bonus clawback requirements. Extends this recovery requirement under the EESA to the next 20 most highly compensated employees in addition to the senior executive officers.

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Prohibition on compensation plans that “encourage” earnings manipulation. Prohibits CPP participants from implementing any compensation plan that would encourage manipulation of the reported earnings of the company in order to enhance the compensation of any of its employees.

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Board compensation committee required. Requires CPP participants to establish a board compensation committee and requires the committee to meet at least semi-annually to discuss and evaluate employee compensation plans in light of an assessment of any risk to the company posed by such plans.

•	New reporting and certification requirements. Requires the principal executive officer and principal financial officer of any publicly-traded CPP-participating company to provide a written certification of compliance with these executive compensation restrictions in the company’s annual filings with the SEC.

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Policy on luxury expenditures. Requires each CPP-participating company to implement a company-wide policy regarding excessive or luxury expenditures, including excessive expenditures on entertainment or events, office and facility renovations, aviation or other transportation services.

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Treasury review of prior payments. Directs the Treasury to review bonuses, retention awards, and other compensation paid to the senior executive officers and the next 20 most highly-compensated employees of each company receiving CPP assistance before ARRA was enacted, and to “seek to negotiate” with the CPP recipient and affected employees for reimbursement if it finds any such payments were inconsistent with CPP or otherwise in conflict with the public interest.

The foregoing restrictions imposed by ARRA implement many, but not all, of the restrictions of the prior Treasury guidelines. At the present time, Treasury has not announced whether it intends to publish rules to implement the aspects of the prior Treasury guidelines that were not addressed by ARRA. It is expected that both the Treasury and the SEC will issue rules to implement these new executive compensation restrictions. Many aspects of the foregoing restrictions will not be clear until Treasury and the SEC publish new rules. The compensation committee will consider the new limits on executive compensation of ARRA, the prior Treasury guidelines, and any forthcoming regulations and, if needed, will promptly make appropriate changes to our executive compensation program.

Elements of Compensation

Our executive compensation program consists of three basic components: base salary, short-term bonuses, and long-term incentives. Each component of the compensation program serves a particular purpose. Base salary and short term bonuses are primarily designed to reward current and past performance, while grants of long-term incentives are primarily designed to tie a portion of each executive’s compensation to our future performance. In addition, executives participate in the benefit plans and programs that are generally available to all of our employees. We utilize a “market philosophy” based on surveys by Watson Wyatt and surveys compiled by Watson Wyatt in determining allocation between different elements of compensation. We choose to allocate between short-term and long-term elements in accordance with the norms of similarly situated companies based on such surveys. Although our compensation committee does review total compensation, we do not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components.

Base Salary

Each year, the committee reviews the base salary of each executive officer and other senior officers through the senior vice president level of both us and Cadence Bank. In determining the appropriate level of compensation for each executive officer, the committee evaluates the executive’s performance as it relates to our goals, objectives and strategic plan; reviews the compensation data from similarly situated companies and reviews the salary survey data developed by Watson Wyatt. The benchmark study of Watson Wyatt is compiled using surveys of organizations of similar size and scope, both from the financial services industry and other general industries. The study is used to generate “job grades,” showing the range of salaries for comparable companies for a given position. The midpoint of the job grade is deemed the market price for the position. The data is aged to March 1st of the current year for use in annual salary planning. Following the benchmark study, our job and employee data is then analyzed for market competitiveness. Watson Wyatt develops a series of six merit matrices for us (one for each of our banking regions) that approximate the cost of merit adjustments to employees based on performance and their current place in the respective job’s pay grade as compared to the region in which they work.

ARRA directs the Treasury to adopt rules to implement “compensation standards” for CPP participants. While ARRA did not specifically require an absolute limit on executive compensation, such a restriction was included among the prior Treasury guidelines which preceded ARRA. Whether ARRA and the rules which implement it will impose an absolute limit on base salary is not clear at this time. The compensation committee will consider any new limits on executive compensation and, if necessary, make appropriate changes to our executive compensation program.

Short-Term Bonuses

Executive officers are eligible to receive short-term bonuses under our short-term bonus plan. Short-term bonuses consist of cash compensation that may be awarded annually, provided the performance goals designated each year by the committee are achieved. The committee determined that the 2008 goals were not satisfied and no short-term bonuses were paid to the executive officers.

If the performance goals were met, a bonus would have been paid to Mr. Mallory equal to 50% of his base salary. Likewise, bonus payments for Mr. Abernathy and Mr. Haston equal to 40% of their base salaries would have been paid if the performance goals were met. Mr. Davis would have been paid a bonus payment equal to 35% of his base salary if the performance goals were met.

ARRA directs the Treasury to adopt rules to implement “compensation standards” for CPP participants including a prohibition on bonuses and incentives other than certain restricted stock. As a result, it is likely that these new legislative and regulatory restrictions could preclude payment of short-term bonuses in the future until we are no longer subject to EESA.

Long-Term Incentive Compensation

During 2001 and 2003, we adopted long-term incentive plans, the purpose of which was to further link our financial performance to the financial interests of our executives. In June 2006, our shareholders approved the 2006 Long-Term Incentive Compensation Plan, which was effective December 31, 2005. In adopting the 2006 Long-Term Incentive Compensation Plan, the board of directors determined to supersede and replace the two prior long-term incentive plans adopted by us.

The 2006 Long-Term Incentive Compensation Plan is administered and managed within the discretion of the compensation committee. The compensation committee may delegate to a committee of one or more directors or to our officers the ability to grant awards and take certain other actions with respect to participants who are not executive officers. Incentives under the plan may be granted to eligible employees, director-employees and employees of certain of our affiliates in any one or a combination of incentive options, non-statutory stock options, stock appreciation rights, restricted stock grants, stock grants and performance shares. We currently have 484 employees, all of whom are eligible to participate under the 2006 Long-Term Incentive Compensation Plan. There are 705,368 shares of common stock reserved for issuance under the plan. The plan will terminate on December 31, 2015. During 2008, no stock or option awards were granted to the named executive officers under this plan.

The compensation committee determines at the date of grant when each such award becomes vested and/or exercisable. Option awards generally vest in four years unless otherwise determined in the compensation committee’s discretion. The exercise price of stock options or stock appreciation rights granted under the 2006 Long-Term Incentive Compensation Plan may not be less than the fair market value of the common stock on the date of grant. The term of stock option or stock appreciation rights awards may not be longer than ten years. The compensation committee may make the grant, issuance, retention and/or vesting of restricted stock awards and options contingent upon continued employment (or engagement) with us, the passage of time, or such performance criteria and the level of achievement compared to such criteria as it deems appropriate. Awards may, but need not, include performance criteria that satisfy Section 162(m) of the Internal Revenue Code. To the extent that an award under the 2006 Long-Term Incentive Compensation Plan is designated as a “performance award,” but is not intended to qualify as performance-based compensation under Section 162(m), the performance criteria can include the achievement of strategic objectives as determined by the board of directors.

ARRA directs the Treasury to adopt rules to implement “compensation standards” for CPP participants including a prohibition on bonuses and incentives other than certain restricted stock. As a result, it is likely that these new legislative and regulatory restrictions could preclude payment of incentive compensation other than restricted stock in the future until we are no longer subject to EESA.

Phantom Stock Plan

We provide a phantom stock plan for certain employees whereby 11,245 units or phantom shares of our common stock were assigned for the benefit of certain key employees. Under the terms of the plan, a unit or phantom share of common stock at the time of payment will be equal to the fair market value of a share of our common stock plus all cash dividends paid since the adoption of the agreement. An expense was recorded at the date of the award based on the fair market value of the common stock. Any increase or decrease in the value of the common stock is recorded as an adjustment to employee benefits expense prior to payment.

Only Mr. Mallory and Mr. Abernathy participate in the phantom stock plan. No units were awarded under the phantom stock plan in 2008. As of December 31, 2008, the values of Messrs. Mallory and Abernathy’s accounts in the plan were $131,149 and $40,370, respectively, and the aggregate numbers of units credited to the accounts were 8,579.20 and 2,666.68, respectively.

ARRA directs the Treasury to adopt rules to implement “compensation standards” for CPP participants including a prohibition on bonuses and incentives other than certain restricted stock. As a result, it is likely that these new legislative and regulatory restrictions could preclude further participation in the phantom stock plan in the future until we are no longer subject to EESA.

Other Compensation

Executive officers are eligible to participate in all of our employee benefit plans, such as a defined benefit pension plan, a defined contribution pension plan, a 401(k) plan, an employee stock ownership plan, an indexed retirement plan, or deferred compensation plan, medical plan, group life insurance plan, and disability plan, in each case on the same basis as other employees. Mr. Williams was ineligible to participate in the defined benefit pension plan and the employee stock ownership plan during 2008 because they were closed prior to the time he became employed by the company.

Defined Benefit Pension Plan and Defined Contribution Pension Plan

Employees hired prior to January 1, 2001 participate in a noncontributory defined benefit pension plan. The plan calls for benefits to be paid to eligible employees at retirement based primarily upon years of service and compensation. Contributions to the plan reflect benefits attributed to employees’ services to date, as well as services expected to be earned in the future. The annual pension cost charged to expense is actuarially determined in accordance with the provisions of FASB Statement No. 87, “Employers’ Accounting for Pensions.” The plan was amended effective January 1, 2001, to close participation in the plan. Employees hired subsequent to December 31, 2000, are not eligible to participate. Current participants continue to accrue benefits under this plan, but benefits accrued are offset by the vested balances in the defined contribution plan.

On January 1, 2001, we and our subsidiaries adopted a defined contribution pension plan. Employer contributions are made annually equal to 3% of each participant’s base compensation. Participant accounts are 100% vested upon completion of five years of service under the plan. Under the Pension Protection Act, effective January 1, 2007, the participant accounts are 100% vested upon completion of three years of service. Effective, January 1, 2008, this plan was closed to new participants, and as such, no contributions were made to this plan in 2008.

The defined benefit pension plan and defined contribution pension plan are a floor offset arrangement, under which the benefits payable from the defined benefit pension plan are offset, or reduced, by amounts payable from the defined contribution pension plan. There are no reductions in benefits under this plan for social security payments. Benefits under the defined benefit pension plan are based upon a formula that takes into account average compensation and years of credited service. Average compensation is determined over the five consecutive year period in which compensation is the greatest. Compensation taken into account for the named executives is listed in the salary column of the Summary Compensation Table, subject to an annual limitation that is imposed under the Internal Revenue Code, which was $230,000 for 2008.

401(k) Plan

We and our subsidiaries provide a deferred compensation arrangement 401(k) plan whereby employees contribute a percentage of their compensation. The 401(k) plan provides for matching contributions of one hundred percent of employee contributions of six percent or less.

Employee Stock Ownership Plan

Employees participate in an employee stock ownership plan through which our common stock is purchased at its market price for the benefit of employees. Effective January 1, 2001, the employee stock ownership plan was amended to freeze the plan and to allow no new entrants into the plan. All participants at December 31, 2000, became 100% vested in their accounts. The employee stock ownership plan is accounted for in accordance with Statement of Position 93-6, “Employers’ Accounting for Employee Stock Ownership Plans.”

Indexed Retirement Plan

We have entered into agreements with certain senior officers to establish an indexed retirement plan (an unqualified supplemental retirement plan). This plan is noncontributory and is funded by the earnings from bank owned life insurance policies in excess of the yield on one-year treasury securities. In 2008, as part of the plan amendments required for compliance with Regulation 409A, the payments to participants on this plan were changed from variable payment amounts to fixed payment amounts to begin on a monthly basis at age 65, except for Mr. Mallory, who will begin receiving monthly payments at age 67. This plan is designed to be revenue neutral for us. The annual cost charged to expense and the estimated present value of the projected payments is determined in accordance with the provisions of Accounting Principles Board No. 12, as amended by FAS No. 106, relating to deferred compensation contracts.

Deferred Compensation Plan

We provide a voluntary deferred compensation plan for certain of our executive and senior officers. Under this plan, the participants may defer up to 25% of their annual base compensation and 100% of any cash bonuses paid under the short-term bonus plan. We may, but are not obligated to, contribute to the plan. Amounts contributed to this plan are credited to a separate booking account for each participant and are subject to a risk of loss in the event of our insolvency. We made no contributions to this plan in 2008.

Compensation Policies

Effect of Accounting and Tax Treatment. Prior to January 1, 2006, our stock option plans were accounted for under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” as permitted by Financial Accounting Standards Board (“FASB”) Statement No. 123, “Accounting for Stock-Based Compensation.” As such, we did not recognize any compensation expense for stock options granted, since all stock options were priced at the fair market value of our common stock on the date of grant.

In the third quarter of 2005, the compensation committee reviewed our stock option plans and the outstanding options. All outstanding options that were not vested were out-of-the-money and had been in that position for much of the year. In the committee’s opinion, the options were not achieving their intended purposes of incentive compensation and employee retention; thus, the committee recommended to the board of directors that all outstanding options be vested. The board of directors voted to vest all outstanding options, effective August 31, 2005. In accordance with the disclosure requirements of Statement No. 123, the appropriate expense was disclosed for the year ended December 31, 2005.

Effective January 1, 2006, we adopted FASB Statement No. 123(R), “Share-Based Payment.” This Statement requires that the fair value of equity instruments exchanged for employee services, as determined on the grant date of the award, be recognized as compensation cost over the period during which an employee is required to provide service in exchange for the award – the requisite service period (usually the vesting period). Changes in fair value during the requisite service period will be recognized as compensation cost over that period. The Statement’s provisions are to be applied to new awards and to awards modified, repurchased, or cancelled after the required effective date. Additionally, compensation cost for the portion of awards for which the requisite service has not been rendered that are outstanding as of the required effective date shall be recognized as the requisite service is rendered on or after the required effective date.

As all of our outstanding options are fully vested, the adoption of Statement No. 123(R) will not impact our future results of operations unless the board of directors makes additional grants under the 2006 Long-Term Incentive Compensation Plan. The plan permits the compensation committee to award eligible employees with incentive-based and non-incentive-based compensation. The plan provides for up to 750,000 shares of our common stock to be reserved for issuance under the plan. As of December 31, 2008, 46,632 shares had been issued under this plan, none of which have been issued to any named executive officers.

Under Section 162(m) of the Internal Revenue Code, compensation in excess of $1 million paid to a chief executive officer or to any of the four other most highly compensated officers generally cannot be deducted. The compensation committee has determined our compensation practices and policies are not currently affected by this limitation. However, our participation in the CPP makes us subject to certain executive compensation requirements. Among those was our agreement to not take a federal income tax deduction for annual compensation paid to any named executive officer in excess of $500,000. In addition, certain performance based compensation paid under shareholder approved plans is no longer exempt from Section 162(m) limits, which will apply to all compensation that we pay to our named executive officers in 2009 and will continue to apply to us for so long as Treasury owns any of our CPP debt or equity securities.

Section 4999 of the Internal Revenue Code imposes a 20% nondeductible excise tax on our named executive officers who receive an “excess parachute payment” and Section 280G of the Internal Revenue Code disallows the tax deduction to the payer (our successor) for any excess parachute payment. An excess parachute payment is the aggregate amount of cash and other benefits payable upon a change in control that exceeds 2.99 times the executive’s base amount (average W-2 compensation for five calendar years preceding the change in control). The IRS imposes the excise tax on the amount that exceeds the executive’s base amount. Our participation in the CPP limits the amounts that we can deduct for income tax purposes under change in control and similar agreements. Section 280G was also amended by EESA by expanding the definition of a parachute payment to include severance payments paid for any reason, other than for services performed or for benefits accrued. Although the employment agreements of our named executive officers limit these payments to avoid the excise tax, the CPP limitations and the expanded definition of parachute payment will apply to us for so long as Treasury owns any of our CPP debt or equity securities.

Stock Ownership Guidelines. The board has not adopted specific stock ownership guidelines for executive officers. Under the terms of the 2006 Long-Term Incentive Compensation Plan, however, in any given year, no individual may receive incentives covering more than 20% of the aggregate number of shares which may be issued pursuant to the plan. Except as may otherwise be permitted by the Internal Revenue Code, incentive options granted to an individual during one calendar year shall be limited, such that at the time the incentive options are granted, the fair market value (as defined in the 2006 Long-Term Incentive Compensation Plan) of the common stock covered by all incentive options first exercisable in any calendar year may not, in the aggregate, exceed $100,000. The maximum performance-based incentive payment to any one individual during one performance period is 20% of the aggregate number of shares that may be issued pursuant to the 2006 Long-Term Incentive Compensation Plan, or if paid in cash, that number of shares multiplied by the fair market value of the stock as of the date the incentive is granted.

Basis for Allocation Among Incentives. Incentives under the 2006 Long-Term Incentive Compensation Plan may be granted in any one or a combination of (a) incentive options (or other statutory stock option); (b) nonstatutory stock options; (c) stock appreciation rights; (d) restricted stock; and (e) performance shares.

Specific Items of Corporate Performance. We tie many of our performance-based incentives to specific items of performance for us as a whole or for certain of our divisions. For 2008, performance based incentives were based on the following items of corporate performance: net operating income, loan volume, asset quality and deposit volume. For a complete list of items of corporate performance that may be tied to grants of performance-based incentives, see “2006 Long-Term Incentive Compensation Plan” above.

Adjustment or Recovery of Awards upon Restatement of Company Performance. The board adopted a formal policy requiring executives to return cash and equity incentive awards if the relevant performance targets upon which the awards are based are ever restated or otherwise adjusted in a manner that would reduce the size of an award or payment when such restatement or adjustment was due to a willful misstatement by management. The board would generally not require executives to return cash or equity incentive awards if the restatements or adjustments were based on changes in generally accepted accounting principles by the FASB when prior to such changes we were applying generally accepted accounting principles in accordance with the published guidance of FASB or other exceptional circumstances not connected to the performance by management. Under the 2006 Long-Term Incentive Compensation Plan, however, in determining the actual size of any performance-based incentives, the compensation committee may reduce or eliminate the amount of the performance-based incentives earned over the relevant period, if, in its sole and absolute discretion, such reduction or elimination is appropriate.

Additionally, at any time prior to the end of a performance period, the committee may revise the performance goals and the computation of payment if unforeseen events occur that have a substantial effect on our performance or one of our affiliates and that in the judgment of the Committee make the application of the performance goals unfair unless a revision is made.

Role of Executive Officers in Executive Compensation Decisions. For compensation decisions relating to executive officers (other than our chief executive officer), the chief executive officer makes recommendations for anyone serving as a senior vice president or higher. These recommendations go to the compensation committee. The compensation committee makes recommendations to the full board of directors, which bears ultimate responsibility for compensation decisions. Under the 2006 Long-Term Incentive Compensation Plan, no person who makes or participates in making an award under the plan, whether as a member of the committee, a delegate of the committee, or in any other capacity, can make or participate in making an award to himself or herself.

Chief Executive Officer Compensation

The compensation committee practices described above were used to set the compensation of Mr. Mallory, our chairman and chief executive officer. Generally, we do not believe that the chief executive officer should be paid a certain percentage of total compensation in the form of base salary. In years where performance goals are not met, the chief executive officer’s compensation will consist of substantially all base salary. Base salary and incentives are not compared on an annual basis.

Mr. Mallory’s base salary did not increase in 2008, remaining at $400,000. In 2008, Mr. Mallory did not receive any bonus. At the request of Mr. Mallory, the compensation committee reduced his base salary effective April 1, 2009 by 10%.

Mr. Mallory also participates in the phantom stock plan. Pursuant to this plan, Mr. Mallory was awarded a designated number of units or phantom shares of our common stock at the plan’s inception, which were expensed at that time. Upon Mr. Mallory’s retirement, he will receive the fair market value of each share of our common stock for each phantom share of common stock plus any dividends paid since the date of the plan’s inception.

Summary Compensation

The following table sets forth the compensation for services in all capacities for the fiscal years ending December 31, 2008, 2007 and 2006 of our chief executive officer, our chief financial officer and our other most highly compensated executive officers. Mr. Williams resigned as Vice President and Treasurer effective July 21, 2008, so summary compensation for him is only presented through such date. We have no other executive officers. The terms of the employment contracts of the named executive officers are described elsewhere herein under “Compensation Discussion and Analysis” and “Employment Agreements, Termination of Employment and Change in Control Arrangements.”

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)		(f)	(g)	(h)	(i)	(j)
Lewis F. Mallory, Jr.	2008	$400,000	$—	$—	(1)	$—	$—	$172,348	$21,177	$593,525
Chairman and Chief Executive Officer	2007	$392,900	$—	$—	(1)	$—	$—	$239,007	$27,085	$658,992
	2006	$371,700	$—	$—	(1)	$—	$185,580	$149,618	$26,710	$733,608

Mark A. Abernathy	2008	$270,000	$—	$—	(1)	$—	$—	$56,882	$15,075	$341,957
President and Chief Operating Officer	2007	$260,300	$—	$—	(1)	$—	$—	$43,064	$14,400	$317,764
	2006	$231,000	$—	$—	(1)	$—	$92,400	$31,936	$14,100	$369,436

Richard T. Haston	2008	$194,150	$—	$—		$—	$—	$93,048	$15,634	$302,832
Executive Vice President and Chief Financial Officer	2007	$186,400	$—	$—		$—	$—	$66,356	$16,327	$269,083
	2006	$178,900	$—	$—		$—	$71,560	$49,176	$14,760	$314,396

John R. Davis	2008	$139,517	$—	$—		$—	$—	$38,586	$11,117	$189,220
Vice President	2007	$133,900	$—	$—		$—	$46,851	$32,936	$11,071	$224,758
	2006	$129,865	$—	$—		$—	$45,453	$22,910	$8,495	$206,723

Shane C. Williams	2008	$110,144	$—	$—		$—	$—	$—	$3,230	$113,374
Vice President and Treasurer	2007	$143,300	$—	$—		$—	$40,290	$1,448	$7,127	$151,875
	2006	$134,300	$—	$—		$—	$16,250	$—	$3,054	$177,644

(1)	Messrs Mallory and Abernathy participate in a phantom stock plan that is equal to the value of specific shares allocated to their accounts. The value of the shares declined in 2008.

(2)

Under Column (h), all named executive officers are covered under a defined benefit plan, provided that Mr. Williams was not so covered prior to his resignation. All named executive officers (including Mr. Williams prior to his resignation) are covered under an indexed retirement plan. Under the defined benefit plan, the change in pension value reflects the annual aggregate change in the actuarial present value of the accumulated pension benefit for each participant. Under the indexed retirement plan, the change represents the change in the actuarial present value of the liability that has been accrued for each participant. The change of value for each participant and each plan is as follows:

Name		Defined Benefit Plan	Indexed Retirement Plan
Lewis F. Mallory, Jr.	2008	$156,489	$15,859
	2007	$217,967	$21,040
	2006	$127,171	$22,447

Mark A. Abernathy	2008	$46,670	$10,212
	2007	$33,183	$9,881
	2006	$21,030	$10,906

Richard T. Haston	2008	$82,229	$10,819
	2007	$57,081	$9,275
	2006	$37,331	$11,845

John R. Davis	2008	$37,381	$1,205
	2007	$32,150	$786
	2006	$21,967	$943

Shane C. Williams	2008	$—	$—
	2007	$—	$1,448
	2006	$—	$—

(3)

Column (i) includes all other compensation related to the named executive officers. These totals are composed of our contributions to the defined contribution plan, our matching contribution to the 401(k) plan and the value of life insurance premiums paid for each named executive officer (other than Mr. Davis and Mr. Williams (prior to his resignation)). The aggregate value of all perquisites for each named executive officer was less than $10,000; therefore, no perquisites were included in the Other Compensation column. The amount and type benefit paid for each named executive officer are as follows:

Name		Defined Contribution Plan	401(k) Plan	Insurance Premium
Lewis F. Mallory, Jr.	2008	$—	$10,967	$10,210
	2007	$6,750	$10,125	$10,210
	2006	$6,600	$9,900	$10,210

Mark A. Abernathy	2008	$—	$14,175	$900
	2007	$6,750	$6,750	$900
	2006	$6,600	$6,600	$900

Richard T. Haston	2008	$—	$11,649	$3,985
	2007	$5,592	$6,750	$3,985
	2006	$5,367	$5,408	$3,985

John R. Davis	2008	$—	$11,117	$—
	2007	$4,016	$7,055	$—
	2006	$3,596	$4,899	$—

Shane C. Williams	2008	$—	$3,230	$—
	2007	$4,299	$2,828	$—
	2006	$—	$3,054	$—

2008 Grants of Plan-Based Awards

During 2008, no awards were made to the named executive officers under either the non-equity incentive plan or the equity incentive plan.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding unexercised options, stock that has not vested and equity incentive plan awards for each named executive officer outstanding as of December 31, 2008. During 2008, no awards were made under the 2006 Long-Term Incentive Plan.

Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Exercisable (1)	Unexercisable
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Lewis F. Mallory, Jr.	33,333	—	—	$20.75	6/12/2011	—	—	—	—
	33,333	—	—	$24.11	6/12/2012	—	—	—	—
	33,333	—	—	$25.18	4/29/2014	—	—	—	—

Mark A. Abernathy	13,333	—	—	$20.75	6/12/2011	—	—	—	—
	13,333	—	—	$24.11	6/12/2012	—	—	—	—
	13,333	—	—	$25.18	4/29/2014	—	—	—	—

Richard T. Haston	8,667	—	—	$20.75	6/12/2011	—	—	—	—
	8,667	—	—	$24.11	6/12/2012	—	—	—	—
	8,667	—	—	$25.18	4/29/2014	—	—	—	—

John R. Davis	4,667	—	—	$20.75	6/12/2011	—	—	—	—
	4,667	—	—	$24.11	6/12/2012	—	—	—	—
	4,667	—	—	$25.18	4/29/2014	—	—	—	—

Shane C. Williams	—	—	—	$—		—	—	—	—

(1)	All awards were made under our prior long-term incentive compensation plans. These awards vested in 2005.

Pension Benefits

The following table sets forth information regarding our defined benefit pension plan for the named executive officers during 2008. Mr. Williams resigned July 21, 2008 and was not a participant in the defined pension benefit plan prior to his resignation. See the Compensation Discussion and Analysis for a description of the material terms and conditions of the defined pension benefit plan.

Name and Principal Position	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
(a)	(b)	(c)	(d)	(e)
Lewis F. Mallory, Jr.	Defined Benefit Pension Plan	44	$1,843,085	$—
Chairman and Chief Executive Officer

Mark A. Abernathy	Defined Benefit Pension Plan	14	$220,753	$—
President and Chief Operating Officer

Richard T. Haston	Defined Benefit Pension Plan	12	$329,163	$—
Executive Vice President and Chief Financial Officer

John R. Davis	Defined Benefit Pension Plan	22	$209,099	$—
Vice President

Shane C. Williams	Defined Benefit Pension Plan	—	$—	$—
Vice President and Treasurer

The foregoing table was prepared using the following assumptions:

Assumption	Basis for Assumption	12/31/2007	12/31/2008
Discount rate	As per Securities and Exchange Commission rules, discount rate used to measure pension liabilities under FASB Statement No. 87, “Employers’ Accounting for Pensions”	6.00%	6.25%

Rate of future salary increases	As per Securities and Exchange Commission rules, no salary increase projected	0.00%	0.00%

Form of payment	Form of payment elected by officer	100% are assumed to elect a lump sum payment	100% are assumed to elect a lump sum payment

Lump sum interest rate	Long-term assumption for IRC 417(e) interest rate used to measure pension liabilities under FASB statement No. 87	5.25%	4.52%

Date of retirement	As per Securities and Exchange Commission rules, use normal retirement age	65	65

Pre-retirement mortality and other decrements	As per Securities and Exchange Commission guidance, no pre-retirement decrements will be applied	None	None

Post-retirement mortality	Same assumption used to measure pension liabilities under FASB Statement No. 87	Based on mortality table contained in Revenue Ruling 2001-62	Based on mortality table contained in Revenue Ruling 2001-62

Nonqualified Deferred Compensation

The following table sets forth information regarding our indexed retirement plan (an unqualified supplemental retirement plan) that provides for the deferral of compensation for the named executive officers that is not tax-qualified. This plan is noncontributory and is funded by the earnings from bank owned life insurance policies in excess of the yield on one-year treasury securities. In 2008, as part of the plan amendments required for compliance with Regulation 409A, the payments to participants on this plan were changed from variable payment amounts to fixed payment amounts to begin on a monthly basis at age 65, except for Mr. Mallory, who will begin receiving monthly payments at age 67. This plan is designed to be revenue neutral for us.

Information for Mr. Williams is not included in this table, as he forfeited his rights under the indexed retirement plan upon his resignation on July 21, 2008.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)		Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at Last Fiscal Year-End ($)
(a)	(b)	(c)	(d)		(e)		(f)
Lewis F. Mallory, Jr.	$—	$—	$15,859	(1)	$—	(2)	$315,895
Mark A. Abernathy	$—	$—	$10,212	(1)	$—	(2)	$97,533
Richard T. Haston	$—	$—	$10,819	(1)	$—	(2)	$162,121
John R. Davis	$—	$—	$1,205	(1)	$—	(2)	$11,715

(1)	Included in the Summary Compensation Table under column (h), “Change in Pension Value and Nonqualified Deferred Compensation Earnings.”

(2)	Previously reported as compensation to the named executive officers in the Summary Compensation Tables for our prior fiscal years.

Employment Agreements, Termination of Employment and Change in Control Arrangements

We are a party to executive employment agreements with Messrs. Mallory and Abernathy, which expire on March 14, 2010. Thereafter, the employment agreements, at the election of us and Messrs. Mallory and Abernathy, will be renewed for successive one-year terms. The agreements provide that should Messrs. Mallory or Abernathy be terminated by us, without cause or as the result of a change in control, we would pay all accrued salary and bonus to the date of termination and a termination benefit equal to 2.99 times their base compensation in effect immediately prior to the triggering event. If the termination results from a change in control, Messrs. Mallory and Abernathy will also receive a continuation of medical insurance coverage for a period of one year and vesting shall be accelerated, any restrictions shall lapse, and all performance objectives shall be deemed satisfied as to any outstanding grants or awards to Messrs. Mallory and Abernathy. Additionally, upon voluntary termination, Messrs. Mallory and Abernathy are bound by the confidentiality and non-compete provisions of their contracts for a one-year period. In consideration, Messrs. Mallory and Abernathy are to be paid one times their base compensation. It is possible that these new legislative and regulatory restrictions of EESA could preclude certain of the payment contemplated by the agreements of Messrs. Mallory and Abernathy until we are no longer subject to EESA.

We have also entered into an agreement with Mr. Haston, which expires on March 14, 2009. Thereafter, the employment agreement, at our election and Mr. Haston, will be renewed for successive one-year terms. The agreement provides that should Mr. Haston be terminated by us, without cause or as the result of a change in control, we would pay all accrued salary and bonus to the date of termination and a termination benefit equal to two times his base compensation in effect immediately prior to the triggering event. If the termination results from a change in control, Mr. Haston will also receive a continuation of medical insurance coverage for a period of one year and vesting shall be accelerated, any restrictions shall lapse, and all performance objectives shall be deemed satisfied as to any outstanding grants or awards. Additionally, upon voluntary termination, Mr. Haston is bound by the confidentiality and non-compete provisions of the contract for a one-year period. In consideration, Mr. Haston is to be paid one times his base compensation. It is possible that these new legislative and regulatory restrictions of EESA could preclude certain of the payment contemplated by the agreements of Mr. Haston until we are no longer subject to EESA.

Mr. Davis also has a change in control agreement, effective December 31, 2006, that would pay him one times his base compensation amount in effect immediately prior to the change in control and a continuation of medical insurance for a period of one year. Mr. William also had a change in control agreement which was effective through his resignation on July 21, 2008.

In addition to the change of control arrangements described above, under our 2006 Long-Term Incentive Compensation Plan, in the event of a change of control of us (as defined in that plan), all outstanding options, restricted stock and stock appreciation rights of the named executive officers become immediately exercisable in full. In addition, in the event of a change of control, all performance shares or other performance-based awards of the named executive officers shall be immediately payable based upon the extent, as determined by the compensation committee, to which the performance goals for the performance period then in progress have been met up through the date of the change in control or based on 100% of the value on the date of grant of the performance shares of other performance-based award, if such amount is higher.

The following tables set forth the potential payments that our named executive officers would receive upon termination or a change in control of us. The amounts appearing in each table assume that the triggering event occurred as of December 31, 2008 and that the named executive elected to receive lump-sum payments on all benefit plans where that option is available, which includes all retirement plans other than the indexed retirement plan. Importantly, recent legislation and regulations may limit or eliminate our ability to pay any severance to our named executive officer. Please refer to the Compensation Discussion and Analysis, above. However, SEC regulations require us to report compensation in the tables below that would have been paid had the termination event occurred on the last day of our fiscal year. The discussion and figures below are limited by such new restrictions only to the extent they applied to us on December 31, 2008. As Mr. Williams resigned as an executive officer effective July 21, 2008, we have not included a description of his potential payments upon termination. Upon his resignation, he received four months of pay totaling $25,883.

Importantly, provisions of EESA and ARRA which became effective on February 17, 2009 are not reflected in the discussion or table below. In particular, ARRA prohibits payments to a senior executive officer or any of the next five most highly-compensated employees upon termination of employment for any reason for as long as any CPP-related obligations remain outstanding, other than payments for services already performed or benefits already accrued. If change in control or termination payments are triggered when we are still subject to the executive compensation restrictions and the officer is still a named executive officer, such named executive officer will receive the lesser of the amount allowed under the executive compensation restrictions or set forth in the table below.

Lewis F. Mallory, Jr.

Compensation Components	Change in Control	Voluntary Termination	Early Retirement	Death	Disability	Involuntary With Cause	Involuntary Without Cause
	(a)	(b)	(c)	(d)	(e)	(f)	(g)
Severance	$1,196,000	$400,000	$—	$—	$—	$—	$1,196,000
Intrinsic Value of Accelerated Equity	—	—	—	—	—	—	—
Total Value of Outstanding Equity	133,980	133,980	133,980	133,980	133,980	133,980	133,980
Retirement Benefits	2,422,461	2,443,521	2,422,461	1,787,377	2,422,461	2,422,461	2,443,521
Health Benefits	10,997	—	—	—	—	—	—

Total Benefit to Employee	$3,763,438	$2,977,501	$2,556,441	$1,921,357	$2,556,441	$2,556,441	$3,773,501

Severance	$1,196,000	$400,000	$—	$—	$—	$—	$1,196,000
Health Benefits	10,997	—	—	—	—	—	—

Total Direct Cost to Company	$1,206,997	$400,000	$—	$—	$—	$—	$1,196,000

(a)	In the event of a change in control, under his contract, Mr. Mallory receives a severance of 2.99 times his base salary and executive and dependent health care at our cost for twelve months (balance shown above as health benefits). The total value of outstanding equity represents the vested balance in Mr. Mallory’s phantom stock plan. The retirement benefit includes Mr. Mallory’s vested benefits in his 401(k) plan of $537,136, defined contribution pension plan of $42,240 and defined benefit pension plan of $1,843,085. Mr. Mallory’s employment contract states that if payments or benefits are of an amount that would cause the excise taxes to be paid under Internal Revenue Code Section 280(G), the payments and benefits shall be reduced by the amount necessary to avoid the excise taxes.

(b)	Under the provisions of Mr. Mallory’s employment contract, upon voluntary termination, he is bound by the confidentiality and non-compete provisions of his contract for a period of one year. In consideration, Mr. Mallory is to be paid one times his base compensation. The total value of outstanding equity represents the vested balance in Mr. Mallory’s phantom stock plan. The retirement benefit includes Mr. Mallory’s vested benefits in his 401(k) plan of $537,136, defined contribution pension plan of $42,240, defined benefit pension plan of $1,843,085 and one-fifteenth of the vested balance in the indexed retirement plan of $21,060. Under the indexed retirement plan, Mr. Mallory is eligible to receive the accrued balance if he does not compete with us within a 75-mile radius.

(c)	The total value of outstanding equity represents the vested balance in Mr. Mallory’s phantom stock plan. The retirement benefits include Mr. Mallory’s vested benefits in his 401(k) plan of $537,136, defined contribution pension plan of $42,240 and defined benefit pension plan of $1,843,085.

(d)	The total value of outstanding equity represents the vested balance in Mr. Mallory’s phantom stock plan. The retirement benefits include Mr. Mallory’s vested benefits in his 401(k) plan of $537,136, defined contribution pension plan of $42,240, indexed retirement plan of $315,895 and the defined benefit pension plan of $892,106. The benefit computed for the defined benefit pension plan is computed as if Mr. Mallory retired, elected a 50% joint and survivor annuity, and then died the following day.

(e)	The total value of outstanding equity represents the vested balance in Mr. Mallory’s phantom stock plan. The retirement benefits include Mr. Mallory’s vested benefits in his 401(k) plan of $537,136, defined contribution pension plan of $42,240 and defined benefit pension plan of $1,843,085.

(f)	The total value of outstanding equity represents the vested balance in Mr. Mallory’s phantom stock plan. The retirement benefits include Mr. Mallory’s vested benefits in his 401(k) plan of $537,136, defined contribution pension plan of $42,240 and defined benefit pension plan $1,843,085. The benefit computed for the defined benefit pension plan is the amount Mr. Mallory would have received if he had retired immediately.

(g)	The total value of outstanding equity represents the vested balance in Mr. Mallory’s phantom stock plan. The retirement benefits include Mr. Mallory’s vested benefits in his 401(k) plan of $537,136, defined contribution pension plan of $42,240, indexed retirement plan of $21,060 and defined benefit pension plan of $1,843,085. Under the indexed retirement plan, Mr. Mallory would have received one-fifteenth of the vested balance in his account. The benefit computed for the defined benefit pension plan is the amount Mr. Mallory would have received if he had retired immediately. Mr. Mallory would also be entitled to be paid 2.99 times his base compensation, which is shown as severance.

Mark A. Abernathy

Compensation Components	Change in Control	Voluntary Termination	Early Retirement	Death	Disability	Involuntary With Cause	Involuntary Without Cause
	(a)	(b)	(c)	(d)	(e)	(f)	(g)
Severance	$807,300	$270,000	$—	$—	$—	$—	$807,300
Intrinsic Value of Accelerated Equity	—	—	—	—	—	—	—
Total Value of Outstanding Equity	41,250	41,250	41,250	41,250	41,250	41,250	41,250
Retirement Benefits	477,447	483,949	200,575	434,077	477,652	477,447	483,949
Health Benefits	8,747	—	—	—	—	—	—

Total Benefit to Employee	$1,334,744	$795,199	$241,825	$475,327	$518,902	$518,697	$1,332,499

Severance	$807,300	$270,000	$—	$—	$—	$—	$807,300
Health Benefits	8,747	—	—	—	—	—	—

Total Direct Cost to Company	$816,047	$270,000	$—	$—	$—	$—	$807,300

(a)	In the event of a change in control, under his contract, Mr. Abernathy receives a severance of 2.99 times his base salary and executive and dependent health care at our cost for twelve months (balance shown above as health benefits). The total value of outstanding equity represents the vested balance in Mr. Abernathy’s phantom stock plan. The retirement benefit includes Mr. Abernathy’s vested benefits in his 401(k) plan of $159,007, defined contribution pension plan of $41,568 and defined benefit pension plan of $276,872. Mr. Abernathy’s employment contract states that if payments or benefits are of an amount that would cause the excise taxes to be paid under Internal Revenue Code Section 280(G), the payments and benefits shall be reduced by the amount necessary to avoid the excise taxes.

(b)	Under the provisions of Mr. Abernathy’s employment contract, upon voluntary termination, he is bound by the confidentiality and non-compete provisions of his contract for a period of one year. In consideration, Mr. Abernathy is to be paid one times his base compensation. The total value of the outstanding equity represents the vested balance in Mr. Abernathy’s phantom stock plan. The retirement benefits include Mr. Abernathy’s vested benefits in his 401(k) plan of $159,007, defined contribution pension plan of $41,568, defined benefit pension plan of $276,872 and one-fifteenth of the vested balance in the indexed retirement plan of $6,502. Under the indexed retirement plan, Mr. Abernathy is eligible to receive the accrued balance if he does not compete with us within a 75-mile radius. Upon termination, Mr. Abernathy is eligible to receive the defined pension benefit payable immediately, actuarially reduced for early commencement.

(c)	The total value of the outstanding equity represents the vested balance in Mr. Abernathy’s phantom stock plan. The retirement benefits include Mr. Abernathy’s vested benefits in his 401(k) plan of $159,007 and defined contribution pension plan of $41,568. Since Mr. Abernathy is not eligible for early retirement, there would be no benefit under the defined benefit pension plan.

(d)	The total value of the outstanding equity represents the vested balance in Mr. Abernathy’s phantom stock plan. The retirement benefits include Mr. Abernathy’s vested benefits in his 401(k) plan of $159,007, defined contribution pension plan of $41,568, indexed retirement plan of $97,533 and the defined benefit pension plan of $135,969. The benefit computed for the defined benefit pension plan is computed as if Mr. Abernathy had retired at the earliest retirement age, assuming no further service accruals, elected a 50% joint and survivor annuity, and then died the following day. The earliest retirement age for Mr. Abernathy, assuming no further service accruals, is age 55.

(e)	The total value of the outstanding equity represents the vested balance in Mr. Abernathy’s phantom stock plan. The retirement benefits include Mr. Abernathy’s vested benefits in his 401(k) plan of $159,007, defined contribution pension plan of $41,568 and defined benefit pension plan of $277,077. The benefit computed for the defined benefit pension plan is reduced by one-fifteenth for each of the first five years and one-thirtieth for each of the next five years that Mr. Abernathy’s age on December 31, 2008 is less than age 65 and further actuarially from age 55.

(f)

The total value of the outstanding equity represents the vested balance in Mr. Abernathy’s phantom stock plan. The retirement benefits include Mr. Abernathy’s vested benefits in his 401(k) plan of $159,007, defined contribution pension plan of $41,568 and defined benefit pension plan of $276,872. The benefit computed for the defined benefit pension plan is the same amount as if Mr. Abernathy had retired immediately from the plan.

(g)	The total value of the outstanding equity represents the vested balance in Mr. Abernathy’s phantom stock plan. The retirement benefits include Mr. Abernathy’s vested benefits in his 401(k) plan of $159,007, defined contribution pension plan of $41,568, indexed retirement plan of $6,502 and the defined benefit pension plan of $276,872. Under the indexed retirement plan, Mr. Abernathy would have received one-fifteenth of the vested balance in his account. The benefit computed for the defined benefit pension plan would be the same amount Mr. Abernathy would have received if he had retired immediately from the plan. Mr. Abernathy would also be entitled to be paid 2.99 times his base compensation, which is shown as severance.

Richard T. Haston

Compensation Components	Change in Control	Voluntary Termination	Early Retirement	Death	Disability	Involuntary With Cause	Involuntary Without Cause
	(a)	(b)	(c)	(d)	(e)	(f)	(g)
Severance	$391,800	$195,900	$—	$—	$—	$—	$391,800
Intrinsic Value of Accelerated Equity	—	—	—	—	—	—	—
Total Value of Outstanding Equity	—	—	—	—	—	—	—
Retirement Benefits	531,112	541,920	531,112	513,139	531,112	531,112	541,920
Health Benefits	13,121	—	—	—	—	—	—

Total Benefit to Employee	$936,033	$737,820	$531,112	$513,139	$531,112	$531,112	$933,720

Severance	$391,800	$195,900	$—	$—	$—	$—	$391,800
Health Benefits	13,121	—	—	—	—	—	—

Total Direct Cost to Company	$404,921	$195,900	$—	$—	$—	$—	$391,800

(a)	In the event of a change in control, under his contract, Mr. Haston receives a severance of two times his base salary and executive and dependent health care at our cost for twelve months (balance shown above as health benefits). The retirement benefit includes Mr. Haston’s vested benefits in his 401(k) plan of $147,996, defined contribution pension plan of $32,751 and defined benefit pension plan of $350,365. From the defined benefit pension plan, Mr. Haston would receive the same benefit amount as if he had retired immediately from the plan. Mr. Haston’s employment contract states that if payments or benefits are of an amount that would cause the excise taxes to be paid under Internal Revenue Code Section 280(G), the payments and benefits shall be reduced by the extent necessary to avoid the excise taxes.

(b)	Under the provisions of Mr. Haston’s employment contract, upon voluntary termination, he is bound by the confidentiality and non-compete provisions of his contract for a period of one year. In consideration, Mr. Haston is to be paid one times his base compensation. The retirement benefits include Mr. Haston’s vested benefits in his 401(k) plan of $147,996, defined contribution pension plan of $32,751, defined benefit pension plan of $350,365 and one-fifteenth of the vested balance in the indexed retirement plan of $10,808. Under the indexed retirement plan, Mr. Haston is eligible to receive the accrued balance if he does not compete with us within a 75-mile radius. Upon termination, Mr. Haston is eligible to receive the defined pension benefit payable immediately, actuarially reduced for early commencement.

(c)	The retirement benefits include Mr. Haston’s vested benefits in his 401(k) plan of $147,996, defined contribution pension plan of $32,751, and defined benefit pension plan of $350,365. The amount computed for the defined benefit pension plan is reduced by one-fifteenth for each year that Mr. Haston’s age is less than 65.

(d)	The retirement benefits include Mr. Haston’s vested benefits in his 401(k) of $147,996, defined contribution pension plan of $32,751, indexed retirement plan of $162,121 and the defined benefit pension plan of $170,271. The benefit computed for the defined benefit pension plan is computed as if Mr. Haston retired, elected a 50% joint and survivor annuity, and then died the following day.

(e)	The retirement benefits include Mr. Haston’s vested benefits in his 401(k) plan of $147,996, defined contribution pension plan of $32,751 and defined benefit pension plan of $350,365. The amount computed for the defined benefit pension plan is reduced by one-fifteenth for each year that Mr. Haston’s age is less than 65.

(f)	The retirement benefits include Mr. Haston’s vested benefits in his 401(k) plan of $147,996, defined contribution pension plan of $32,751, and defined benefit pension plan of $350,365. The amount computed for the defined benefit pension plan would have been the same benefit as if Mr. Haston had retired immediately from the plan.

(g)	The retirement benefits include Mr. Haston’s vested benefits in his 401(k) plan of $147,996, defined contribution pension plan of $32,751, indexed retirement plan of $10,808 and the defined benefit pension plan of $350,365. Under the indexed retirement plan, Mr. Haston would have received one-fifteenth of the vested balance in his account. The benefit computed for the defined benefit pension plan is the amount Mr. Haston would have received if he had retired immediately. Mr. Haston would also be entitled to be paid two times his base compensation, which is shown as severance.

John R. Davis

Compensation Components	Change in Control	Voluntary Termination	Early Retirement	Death	Disability	Involuntary Termination With Cause	Involuntary Termination Without Cause
	(a)	(b)	(c)	(d)	(e)	(f)	(g)
Severance	$139,517	$—	$—	$—	$—	$—	$—
Intrinsic Value of Accelerated Equity	—	—	—	—	—	—	—
Total Value of Outstanding Equity	—	—	—	—	—	—	—
Retirement Benefits	471,162	471,943	213,773	351,783	471,380	471,162	471,943
Health Benefits	13,121	—	—	—	—	—	—

Total Benefit to Employee	$623,800	$471,943	$213,773	$351,783	$471,380	$471,162	$471,943

Severance	$139,517	$—	$—	$—	$—	$—	$—
Health Benefits	13,121	—	—	—	—	—	—

Total Direct Cost to Company	$152,638	$—	$—	$—	$—	$—	$—

(a)	In the event of a change in control, under his contract, Mr. Davis receives a severance of one times his base salary and the cost of one year’s health care under our group medical cost (balance shown above as health benefits). The retirement benefit includes Mr. Davis’s vested benefits in his 401(k) plan of $190,993, defined contribution pension plan of $22,780 and defined benefit pension plan of $257,389. From the defined benefit pension plan, Mr. Davis would receive the same benefit amount as if he had terminated from the plan.

(b)	The retirement benefits include Mr. Davis’s vested benefits in his 401(k) plan of $190,993, defined contribution pension plan of $22,780, defined benefit pension plan $257,389 and one-fifteenth of the vested balance in the indexed retirement plan of $781. Under the indexed retirement plan, Mr. Davis is eligible to receive the accrued balance if he does not compete with us within a 75-mile radius. Upon termination, Mr. Davis is eligible to receive the defined pension benefit payable immediately, actuarially reduced for early commencement.

(c)	The retirement benefits include Mr. Davis’s vested benefits in his 401(k) plan of $190,993 and defined contribution pension plan of $22,780. Since Mr. Davis is not eligible for early retirement, there would be no benefit under the defined benefit pension plan.

(d)	The retirement benefits include Mr. Davis’s vested benefits in his 401(k) plan of $190,993, defined contribution pension plan of $22,780, indexed retirement plan of $11,715 and the defined benefit pension plan of $126,295. The benefit computed for the defined benefit pension plan is computed as if Mr. Davis retired, elected a 50% joint and survivor annuity, and then died the following day.

(e)	The retirement benefits include Mr. Davis’s vested benefits in his 401(k) plan of $190,993, defined contribution pension plan of $22,780 and defined benefit pension plan of $257,607. The amount computed for the defined benefit pension plan is reduced by one-fifteenth for each of the first five years and one-thirtieth for each of the next five years that Mr. Davis’s age is less than 65.

(f)	The retirement benefits include Mr. Davis’s vested benefits in his 401(k) plan of $190,993, defined contribution pension plan of $22,780, and defined benefit pension plan of $257,389. The amount computed for the defined benefit pension plan would have been the same benefit as if Mr. Davis had retired immediately from the plan.

(g)	The retirement benefits includes Mr. Davis’s vested benefits in his 401(k) plan of $190,993, defined contribution pension plan of $22,780, indexed retirement plan of $781 and the defined benefit pension plan of $257,389. Under the indexed retirement plan, Mr. Davis would have received one-fifteenth of the vested balance in his account. The benefit computed for the defined benefit pension plan is the amount Mr. Davis would have received if he had retired immediately.

Securities Authorized for Issuance under Equity Compensation Plans

The following table gives information about the common stock that may be issued upon the exercise of options under the Corporation’s existing equity compensation plans as of December 31, 2008.

Equity Compensation Plan Information

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options	Weighted- Average Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
	(a)	(b)	(c)
Equity compensation plans approved by security holders	47,260	$25.21	705,368
Equity compensation plans not approved by security holders	280,026	$22.64	—
Total as of December 31, 2008	327,286	$23.01	705,368

Compensation Committee Report

Six non-employee directors serve on the board’s compensation committee. Among other duties, the committee administers our executive compensation programs and recommends to the board the salary and bonus for the chief executive officer and other executive officers. The committee met three times during 2008.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on the compensation committee’s review of and discussions with management with respect to the Compensation Discussion and Analysis, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

In addition, the compensation committee certifies that it has reviewed with our senior risk officer, the senior executive officer incentive compensation arrangements and has made reasonable efforts to ensure that such arrangements do not encourage any SEO to take unnecessary or excessive risk that threatens our value.

Respectfully submitted,

The Compensation Committee of the Board of Directors

J. Nutie Dowdle, Chairman Robert L. Calvert, III	James D. Graham Dan R. Lee	Allen B. Puckett, III H. Stokes Smith

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

The members of the compensation committee are set forth above. There were no committee interlocks or insider participation in compensation decisions in 2008

AUDIT COMMITTEE REPORT

The audit committee supervises our internal audit function and general auditor, directs an examination of our books and records at least annually and reviews regulatory examination reports, including internal audit reports and audit reports issued by our independent auditors. The audit committee held five meetings during 2008. Each member of the audit committee is an “independent director” as defined in Rule 4200 of the rules of the NASDAQ Stock Market and in Section 10A of the Securities Exchange Act of 1934, as amended. Mr. Dan R. Lee is an audit committee financial expert, as such term is defined in Item 407 of Regulation S-K. The audit committee operates under a written charter that was adopted by the board of directors. A copy of the charter can be viewed on our web site at www.cadencebanking.com under the “Investor Relations” section. As required by Section 10A of the Securities Exchange Act of 1934, as amended, the audit committee has direct responsibility for the appointment, compensation, retention and oversight of the work of the external auditor, T. E. Lott & Company. As a result, the external auditor reports directly to the audit committee, and the audit committee has the ultimate authority to approve the terms of all audit engagements.

The audit committee has reviewed and discussed the audited financial statements with management and T. E. Lott & Company. The discussions with T. E. Lott & Company included the matters required to be discussed by the Public Company Accounting Oversight Board Interim Auditing Standard AU Section 380, “Communication with Audit Committees.” In addition, the audit committee received the written disclosures and the letter from T.E. Lott & Company as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and has discussed the independence of the auditor with representatives of T.E. Lott & Company.

Based upon the review and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the SEC.

Respectfully submitted,

The Audit Committee of the Board of Directors

Robert A. Cunningham, Chairman	James D. Graham
David C. Byars	Dan R. Lee
Robert S. Caldwell, Jr.	H. Stokes Smith

EXECUTIVE OFFICERS

Our executive officers serve at the pleasure of the Board and are subject to annual appointment by the board. All of our executive officers and key employees are listed in the following table, and certain information concerning these officers, except for Messrs. Mallory and Abernathy, who are also members of the board, is included in the table:

Name and Title	Age	Five-Year Experience
Richard T. Haston Executive Vice President, Chief Financial Officer, and Secretary, Cadence Financial Corporation; Executive Vice President, Chief Financial Officer, and Secretary, Cadence	62	Executive Vice President, Chief Financial Officer, and Secretary, Cadence Financial Corporation, since May 2008; Executive Vice President, Chief Financial Officer, and Assistant Secretary, Cadence Financial Corporation, from July 2005 - May 2008; Executive Vice President, Chief Financial Officer, Treasurer, and Assistant Secretary, Cadence Financial Corporation, from January 1997 - July 2005; Executive Vice President, Chief Financial Officer, and Secretary, Cadence, since May 2008; Executive Vice President and Chief Financial Officer, Cadence, from 1996 - May 2008

John R. Davis Vice President, Cadence Financial Corporation; Executive Vice President and Manager of Consumer Financial Services, Cadence	53	Vice President, Cadence Financial Corporation, since January 1999; Executive Vice President and Manager of Consumer Financial Services, Cadence, since December 2005; Senior Vice President and Trust Officer, Cadence, from January 1999 - December 2005

Our executive officers are elected annually by the board at its January meeting and serve at the discretion of the board.

STOCK OWNERSHIP OF DIRECTORS, OFFICERS AND PRINCIPAL SHAREHOLDERS

The table below shows, as of April 1, 2009, the number of shares of our common stock beneficially owned by each person or entity known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock, each director and nominee, all executive officers named in the Summary Compensation Table, and all directors and executive officers as a group. Unless otherwise noted, (i) the address for the named person is c/o Cadence Financial Corporation, 301 East Main Street, Starkville, Mississippi 39760 and (ii) the named persons have sole voting and investment power with respect to the shares indicated.

Name	Number of Shares Beneficially Owned(1)	Percentage Ownership(2)	Options Exercisable Within 60 Days(4)
Aberdeen Asset Management PLC (3) 10 Queens Terrace Aberdeen, Scotland	629,301	5.3%	—
Mark A. Abernathy (5)	32,855	*	39,999
David C. Byars (6)	30,295	*	—
Robert S. Caldwell, Jr.	57,000	*	—
Robert L. Calvert, Jr. (7)	181,414	1.5%	—
Robert A. Cunningham (8)	117,229	*	—
J. Nutie Dowdle	249,437	2.1%	—
James C. Galloway, Jr. (9)	108,003	*	—
James D. Graham (10)	65,799	*	—
Clifton S. Hunt (11)	45,300	*	13,013
Dan R. Lee	3,200	*	—
Lewis F. Mallory, Jr. (12)	175,480	1.5%	99,999
Allen B. Puckett, III (13)	187,500	1.6%	—
H. Stokes Smith (14)	40,185	*	—
Sammy J. Smith	9,968	*	—
Richard T. Haston (15)	13,930	*	25,999
John R. Davis (16)	7,033	*	13,998

Directors and Executive Officers as a Group (16 persons)	1,324,628	11.1%	193,008

*	Less than one percent

(1)

Includes shares as to which such person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares voting power and/or investment power as these terms are defined in Rule 13d-3(a) under the Securities Exchange Act of 1934, as amended.

(2)	Based upon 11,914,814 shares of common stock outstanding.

(3)	Based on information included in a Schedule 13G/A filed on January 7, 2009.

(4)	Options to acquire our common stock were granted in 2001, 2002 and 2004. All options shown in this column are vested and exercisable within 60 days.

(5)

Includes 782 shares held by our employee stock ownership plan with respect to which Mr. Abernathy has voting power and 12,659 shares held by our Salary Reduction Thrift Plan with respect to which Mr. Abernathy has investment authority. Also includes 4,725 shares held in trust for the benefit of his wife, as to which he disclaims beneficial ownership.

(6)

Includes 3,582 shares owned by Mr. Byars’ wife, 11,133 shares held through a 401(k) plan, 966 shares held in a business investment account, 778 shares held by a family exempt trust, 1,333 shares held by a marital income trust, 600 shares held in trust for the children of a friend, and 700 shares held for the benefit of his wife, over all of which Mr. Byars exercised investment and voting control. Also includes 5,337 shares held in trust for his mother, over which Mr. Byars serves as trustee and exercises investment and voting control.

(7)	Includes 52,712 shares held by two companies over which Mr. Calvert has sole investment and voting control and 1,561 shares owned by Mr. Calvert’s wife, as to which he disclaims beneficial ownership.

(8)

Includes 18,577 shares held in a trust with respect to which Mr. Cunningham has shared voting and investment power and 72,730 shares owned by a partnership, as to which Mr. Cunningham has sole voting and investment power.

(9)

Includes 14 shares held by our employee stock ownership plan with respect to which Mr. Galloway has voting power and 335 shares held by our Salary Reduction Thrift Plan with respect to which Mr. Galloway has investment authority.

(10)	Includes 12,800 shares held in an IRA for Mr. Graham’s wife, as to which he disclaims beneficial ownership.

(11)

Includes 17,000 shares owned by a company as to which Mr. Hunt has sole voting and investment power. Also includes 6,100 shares held in an IRA for Mr. Hunt’s wife, as to which he disclaims beneficial ownership.

(12)

Includes 69,227 shares held by our employee stock ownership plan with respect to which Mr. Mallory has voting power and 3,064 shares held by our Salary Reduction Thrift Plan with respect to which Mr. Mallory has investment authority.

(13)

Includes 16,000 shares owned by a corporation, over which Mr. Puckett has sole voting and investment authority. Also includes 8,000 shares owned by Mr. Puckett’s wife, as to which he disclaims beneficial ownership.

(14)	Includes 12,490 shares owned by Mr. Smith’s wife, as to which he disclaims beneficial ownership.

(15)

Includes 261 shares held by our employee stock ownership plan with respect to which Mr. Haston has voting power and 5,226 shares held by our Salary Reduction Thrift Plan with respect to which Mr. Haston has investment authority. Also includes 359 shares held in an IRA for Mr. Haston’s wife, as to which he disclaims beneficial ownership.

(16)

Includes 2,335 shares held by our employee stock ownership plan with respect to which Mr. Davis has voting power and 2,899 shares held by our Salary Reduction Thrift Plan with respect to which Mr. Davis has investment authority. Also includes 133 shares held in an IRA for Mr. Davis’s wife and 666 shares held in his wife’s name, to both of which he disclaims beneficial ownership.

CERTAIN RELATIONSHIPS, RELATED TRANSACTIONS AND INDEBTEDNESS

Certain of our directors and officers, businesses with which they are associated, and members of their immediate families are customers of Cadence Bank, N.A and had transactions with the bank in the ordinary course of its business during the year ended December 31, 2008. As of December 31, 2008, the aggregate principal amount of indebtedness (including unfunded commitments) owed to the bank by these related parties was $35,980,576. This indebtedness comprised approximately 2.71% of the bank’s total currently outstanding loans as of December 31, 2008. In the opinion of the board, such transactions were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and do not involve more than the normal risk of collectibility or present other unfavorable features.

Under Section 402 of the Sarbanes-Oxley Act of 2002, loans to executive officers are generally prohibited. However, the law exempts any loan made or maintained by an insured depository institution if the loan is subject to the insider lending restrictions of Section 22(h) of the Federal Reserve Act. All loans to executive officers made by the bank are subject to the above referenced section of the Federal Reserve Act. All such loans are included in the total of related party transactions discussed in the preceding paragraph.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers, and any person beneficially owning more than 10% of the our common stock to file reports of securities ownership and changes in that ownership with the SEC. Officers, directors and greater than 10% shareholders also are required to furnish us with copies of all Section 16(a) forms that they file. Based solely upon a review of the copies of the forms filed during 2008 and to the date of this proxy, we believe that our officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements, except J. Nutie Dowdle, who filed a late Form 4 on May 28, 2008 for 2,627 shares purchased on May 22, 2008, and a late Form 4 on December 29, 2008 for 1,443 shares purchased on December 22, 2008.

OTHER MATTERS

Our management is not aware of any other matters to be brought before the annual meeting. However, if any other matters are properly brought before the annual meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their judgment.

PROPOSALS OF SHAREHOLDERS

At the annual meeting each year, the board of directors submits to shareholders its nominees for election as directors. The board of directors may also submit other matters to the shareholders for action at the annual meeting. Our shareholders may also submit proposals for inclusion in the proxy materials. Proposals of shareholders intended to be presented at the 2010 annual meeting of shareholders must be received by Lewis F. Mallory, Jr., our Chairman of the Board and Chief Executive Officer, at 301 East Main Street, Starkville, Mississippi 39759, no later than Friday, December 11, 2009, in order for such proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2010 annual meeting. Nominees to be proposed for election as directors must be delivered in accordance with our bylaws and received by the Corporate Secretary, at 301 East Main Street, Starkville, Mississippi 39759, no later than Monday, January 11, 2010, in order for such nominations to be considered duly nominated. Nominations received after business reopens will be untimely.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

Upon the written request of any record holder or beneficial owner of the shares entitled to vote at the annual meeting, we, without charge, will provide a copy of its Annual Report on Form 10-K for the year ended December 31, 2008, which was filed with the SEC on March 12, 2009. Requests should be mailed to Richard T. Haston, Executive Vice President and Chief Financial Officer, at P.O. Box 1187, Starkville, Mississippi, 39760, telephone (662) 323-1341.

BY ORDER OF THE BOARD OF DIRECTORS

Lewis F. Mallory, Jr.
Chairman and Chief Executive Officer

Starkville, Mississippi

April 10, 2009

REVOCABLE PROXY

CADENCE FINANCIAL CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

May 12, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert L. Calvert, III, Robert A. Cunningham, Allen B. Puckett, III, and Sammy J. Smith, or any of them, with full power of substitution in each, to act as proxy for the undersigned, and to vote all shares of common stock of Cadence Financial Corporation which the undersigned is entitled to vote only at the Annual Meeting of Shareholders to be held on May 12, 2009 and at any and all adjournments thereof, with all of the powers the undersigned would possess if personally present.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED

POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA

THE INTERNET OR BY TELEPHONE.

(Continued, and to be marked, dated and signed, on the other side)

FOLD AND DETACH HERE

CADENCE FINANCIAL CORPORATION — ANNUAL MEETING, MAY 12, 2009

YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:

1. Call toll free 1-866-598-8805 on a Touch-Tone Phone. There is NO CHARGE to you for this call.

or

2. Via the Internet at https://www.proxyvotenow.com/cade and follow the instructions.

or

3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

PLEASE MARK VOTES X AS IN THIS EXAMPLE

REVOCABLE PROXY

CADENCE FINANCIAL CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

MAY 12, 2009

1. The election as directors of all nominees listed (unless the “For All Except” box is marked and the instructions below are complied with).

Nominees:

(01) Mark A. Abernathy (02) David Byars (03) Robert S. Caldwell, Jr. (04) Robert L. Calvert, III (05) Robert A. Cunningham (06) J. Nutie Dowdle (07) James C. Galloway, Jr. (08) James D. Graham (09) Clifton S. Hunt (10) Dan R. Lee (11) Lewis F. Mallory, Jr. (12) Allen B. Puckett, III (13) Sammy J. Smith (14) H. Stokes Smith

2. The ratification of the appointment of T. E. Lott & Company as the independent registered public accounting firm of Cadence Financial Corporation for the fiscal year ending December 31, 2009.

For Against Abstain

3. Consideration and appoint of non-binding proposal on executive compensation

For Against Abstain

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS.

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy, properly signed and dated, will be voted “FOR” each of the proposals listed. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by the proxies in their judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

INSTRUCTION: To withhold authority to vote for any nominee(s), mark “For All Except” and write that nominee(s’) name(s) or number(s) in the space provided below.

Mark here if you plan to attend the meeting

Mark here for address change and note change

Please be sure to date and sign this proxy card in the box below.

Date

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.

Sign above

IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW

FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL

PROXY VOTING INSTRUCTIONS

Stockholders of record have three ways to vote:

1. By Mail; or

2. By Telephone (using a Touch-Tone Phone); or

3. By Internet.

A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3 a.m., May 12, 2009. It is not necessary to return this proxy if you vote by telephone or Internet.

Vote by Telephone

Call Toll-Free on a Touch-Tone Phone anytime prior to 3 a.m., May 12, 2009:

1-866-598-8805

Vote by Internet

anytime prior to 3 a.m., May 12, 2009 go to

https://www.proxyvotenow.com/cade

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.

Your vote is important!